UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  September 13, 2013

TRW Automotive Holdings Corp.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

001-31970	81-0597059
(Commission File Number)	(IRS Employer Identification No.)

12001 Tech Center Drive, Livonia, Michigan	48150
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (734) 855-2600

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01.  OTHER EVENTS.

As previously discussed in our Quarterly Report on Form 10-Q for the quarter ended June 28, 2013 and in our Current Report on Form 8-K filed on August 1, 2013, TRW Automotive Holdings Corp. (the “Company” or “we”) has been evaluating a supply agreement (the “Agreement”) entered into with a major customer pertaining to certain of our North American brake component and assembly operations, which are included within our Chassis Systems segment.  Based on our assessment of the benefits, costs and risks going forward, on September 13, 2013 we issued a notice to effectuate a “termination” of that Agreement.  Under the terms of the Agreement, the notice triggered a 90 day consultation period for the parties.  If by the end of that period we haven’t reached agreement with the customer on acceptable terms for continued supply this business may be terminated.  Restructuring and asset impairment charges estimated to be $15 million could be incurred in the second half of 2013.  In 2012, the operations under the Agreement had revenues and a net earnings before tax margin of approximately $700 million and 6.5%, respectively.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRW AUTOMOTIVE HOLDINGS CORP.

Dated: September 13, 2013	By:	/s/ Joseph S. Cantie
Joseph S. Cantie
Executive Vice President and Chief Financial Officer